Exhibit 15.2


                   AWARENESS LETTER OF INDEPENDENT ACCOUNTANTS







August 13, 1997





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:     ICN Pharmaceuticals, Inc.
        Registrations on Form S-8 (File No. 33-56971) and Form S-3 (File Nos. 333-08179, 333-10661, and 333-16409)


        We are aware that our report dated July 31, 1997, on our review of interim financial information of ICN Pharmaceuticals, Inc. for the three and six month period ended June 30, 1997 and included in the Company's quarterly report on Form 10-Q for the period then ended is incorporated by reference in the Registrations on Form S-8 (File No. 33-56971) and on Form S-3 (File Nos.
333-08179,  333-10661,  and  333-16409).  Pursuant  to  Rule  436(c)  under  the
Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.




Coopers & Lybrand L.L.P.